Exhibit 99.1

StorageTek
Q4 2003 Conference Call
Script of Prepared Remarks of Bobby Kocol

Let me start by saying, I am also very pleased with both our fourth quarter and total year results for 2003. Throughout the year, we improved productivity, maintained strong cost controls, adhered to solid asset management disciplines and produced healthy cash flow. These efforts allowed us to grow both revenues and earnings as well as bolster an already strong balance sheet. Practically all of the financial metrics have improved from the prior year, including gross margins, expense ratios, operating margins, and key balance sheet metrics. The increase in earnings over the prior year clearly demonstrates that the StorageTek team around the globe continues to execute on its plans. With financial stability and flexibility, we are firmly positioned to exploit the imminent rebound in our industry.

For the full year 2003, total revenues of $2.2 billion generated total net income of $149 million, or $1.35 per diluted share after tax. For the fourth quarter, total revenues were $655 million, and net income was $71 million, or $.64 per diluted share. This includes a tax benefit of $5.5 million resulting from the favorable resolution of prior year tax matters, which added $.05 per share in the fourth quarter. With the strong finish in the fourth quarter, we posted year over year revenue and earnings growth in each of the four quarters in 2003.

Coming into the fourth quarter, we were uncertain about the extent of any budget flush that is typical in most calendar year ends. We had indicated that activity levels were good, particularly in the US, but we were somewhat cautious regarding certain geographies and uncertain as to the level of transactions that would be closed in the quarter. With that, we were looking for sequential growth in revenue from Q3 to Q4 to be in the mid teens. Clearly, we had success around the world, and our total revenues of $655 million in the fourth quarter were an 11% increase over Q4 of the prior year. For the total year, revenue of $2.2 billion was up 7% as reported, and up 2% in constant currencies.

North America was roughly 55% of the total worldwide revenue in Q4, Europe just over 35%, with the Pac Rim and Latin America accounting for the remainder. North American reported revenue was up 9% year over year, and 7% in constant currencies. Fourth quarter revenue in Europe was up 15% as reported, but relatively flat in constant currencies. We had revenue growth of 17% in the Pac Rim on a reported basis, and 6% in constant currencies. Latin American revenues were up 120% as reported, and 112% in constant currencies. Overall, on a consolidated basis, excluding our hedging activities, currency impacts in the quarter were favorable to revenue on a year-over-year basis by about 6 points. Within our Products segment, fourth quarter tape sales were $340 million, disk sales $53 million, and network sales were $24 million. Fourth quarter Service revenue was $226 million.

Gross margins in the quarter were solid. Total gross margins were 47% in the fourth quarter, and 46% for the full year. Total gross margins in 2003 increased 80 basis points over the prior year.

Product margins for the fourth quarter were extremely strong at 50%, an increase of almost 300 basis points over Q4 of the prior year. A favorable product mix led by the strength in VSM sales contributed to the sharp rise in margins. For the total year, product margins improved 250 basis points, and were 48%. Service margins were 41% in the quarter, and 43% for the full year. During the fourth quarter, we continued to invest in resources within the services arena in order to expand our reach into new markets. Close to 60 headcount were added in the fourth quarter in the services area alone, as we prepare ourselves for continued growth in 2004.

Total operating expenses for the quarter were $220 million. R&D expenditures were $54M, and represented 8% of revenue. SG&A expenses were $166 million in the quarter. The strong fourth quarter results drove most of the sequential increases in expenses as year end commissions, bonuses, and accelerators kicked in.

And finally, including the tax credit we recorded in Q4, our effective tax rate for the fourth quarter and total year ended up at 22% and 26% respectively. Not including this credit, the effective tax rate for the full year would have been 29%.

Now let’s move to the balance sheet where I believe we continue to knock the cover off the ball. We hit the billion dollar mark in cash and investments at year end with an increase of over $125 million in the fourth quarter. Cash and investments were up close to $400 million for the year, a remarkable 60% increase from the prior year. Operating cash flow was $114 million in the quarter and $365 million for the full year. In 2003, we put an intense focus on decreasing “past due” accounts as well as reducing the “time to collect”. Clearly these efforts provided returns. Our collection efforts throughout the year drove a reduction in past due accounts receivable of approximately 40%. DSO at 75 days is a 12 day reduction from Q4 of the prior year, a 14% improvement. A more meaningful metric on DSO’s is to look at the average accounts receivable balance during the quarter instead of the ending balance. Using the average AR balance throughout the quarter, DSO’s were 58 days. Inventory levels at year-end were $110 million, down 17%, from the prior year’s levels. These are the lowest levels of inventory we’ve had since the 1980’s. Inventory turns were 7.8 for the quarter, a 28% improvement over Q4 of the prior year. The financial strength at StorageTek has been, and should continue to be a “huge” advantage for us heading into the 2004 season. We’re extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

With our strong cash position and solid financial performance, we believe that one of the best investments we can make is through the repurchase of our own shares. As you have seen through a separate announcement today, our Board of Directors has authorized a stock repurchase program to acquire up to one million shares per quarter over the next two years, for a total of up to 8 million shares. This will allow us to manage the dilution created by shares issued under employee stock plans. Based on yesterday’s closing price, this repurchase equates to an investment of over $235 million. Our strong financial profile gives us the flexibility to fund both this share repurchase as well as keep the door of opportunity open for future growth prospects.

While we were successful improving our top and bottom line results during the insipid IT environment in 2003, the general consensus at this time seems to be calling for a strengthening economy in 2004. Indeed, there are encouraging signs from some customers, but we are still seeing many companies looking for ways to work through constrained budgets. Activity levels do seem to be increasing, but as you have heard me say many times, I judge a rebounding economy by the number of actual invoices we can cut. Throughout the past year, we strengthened our direct channels, our sales coverage, our sales productivity, as well as our product and solution offerings. We’ve made every effort to be positioned to take advantage of the turnaround in the economy. While the fourth quarter was strong, obviously one point does not make a trend. However, we do believe we can be at the higher end of the revenue dollars we guided to at our Analyst Day in November. Utilizing the higher than anticipated revenue results for 2003 as a base, we believe it is prudent to assume mid single-digit revenue growth for the full year 2004. The revenue and net income distributions on a quarterly basis should be similar to what we experienced in 2003. This takes into consideration the typical seasonality experienced in our industry from a revenue standpoint, as well as the volume related impacts to fixed cost absorption and net income. This should still allow us to deliver on solid bottom line growth throughout the year.

It’s a little early to pinpoint how much, if any, margin expansion we can realize in the year. Product mix, channel mix, and further operational efficiencies will be the key for maintaining or growing “product” margins. Product mix, particularly with VSM, was a key reason for the surge in Q4 margins, and probably will be the most critical factor in driving product margins in 2004. Continued success and sales growth through our indirect channels, which typically carry lower gross margins, will put downward pressure at the “product” margin level. Although this should provide a net positive benefit at the operating margin level. Further efficiencies and cost controls will also be necessary in order to offset typical pricing declines in the market. But as I’ve mentioned in the past, most of the low hanging fruit has been harvested, and we have to climb higher up the ladder to gain additional savings. At this early stage in the year, anticipating annual product margins for 2004 to be relatively flat would be prudent, with a band of a hundred basis points on either side of 2003 results being a decent range to consider. Keep in mind, however, margins are historically softer in the first quarter mainly due to lower production volumes. So it would be logical to assume margin retraction early in the year from current Q4 levels, with an improvement throughout the year as quarterly volumes increase. As the year develops, and we see how the top line grows, we should be able to get a clearer picture of how this will work out.

With respect to service margins in 2004, they will be highly dependent on our success in expanding into professional services. Many of the new service markets we are entering, typically do not carry the same level of margin as product support activities. For all of 2003, service revenue from product support activities accounted for 89% of the total. In the fourth quarter, they were 87%. So here again, we have a scenario similar to product margins, where changes in the mix of services impact gross margins on a percentage basis, but add to operating margins. So as we discussed a moment ago with products, at this early stage in the year, anticipating annual service margins for 2004 to be plus or minus a hundred basis points from 2003 levels is also a decent range to consider. As we enhance our service delivery process and monitor our success in penetrating the new service markets, we will be better equipped to understand the impacts to these plans.

Obviously, with a plus or minus 100 basis point bracket around both product and service margins, total gross margins should fall in line with a similar range.

Now let’s move on to operating expenses. Our plans are to keep R&D expenditures in the low $50 million range each quarter and drive a ratio around 9 percent of revenue. SG&A expenses are a little more difficult to pin down because they will be dependent upon the level of revenue achievement. While we aren’t planning on much appreciation in spending on the G&A side, we do plan on investing in sales and marketing throughout the year, but only as we are successful in effectively increasing our coverage models. With mid single digit revenue growth, we should be able to lower our SG&A ratio in 2004 to somewhere between 26 and 27% of revenues, or approximately 100 basis points from 2003 levels. And finally, we are still anticipating further improvement in our effective tax rate and expect it to be approximately 28% in 2004.

As part of our ILM strategy, we are anticipating incurring incremental capital expenditures in 2004 compared to 2003. We are anticipating cap ex to be in the range of $60 to $80 million for the year. Depreciation and amortization should be in the range of $90 to $100 million for the full year.

Having said that, we will continue to invest wisely in those areas where the profitable growth of our business can be the top priority and continue driving further productivity in all functions. Unleashing trapped profitability will remain on our minds and in our plans. We are confident with our business model, we are convinced of our strategy to provide full solutions for our customers through Information Lifecycle Management, and we look forward to continued success and growth in 2004.